Exhibit 99

Best Buy Reports First Quarter Results

Comparable Sales Declined 6.1%

GAAP Diluted EPS Increased 2% to $1.13

Non-GAAP Diluted EPS Increased 4% to $1.20

FY25 Non-GAAP Diluted EPS Guidance Range of $5.75 to $6.20 Unchanged

MINNEAPOLIS, May 30, 2024 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended May 4, 2024 (“Q1 FY25”), as compared to the 13-week first quarter ended April 29, 2023 (“Q1 FY24”).

	Q1 FY25	Q1 FY24
Revenue ($ in millions)
Enterprise	$8,847	$9,467
Domestic segment	$8,203	$8,801
International segment	$644	$666
Enterprise comparable sales % change[1]	(6.1)%	(10.1)%
Domestic comparable sales % change[1]	(6.3)%	(10.4)%
Domestic comparable online sales % change[1]	(6.1)%	(12.1)%
International comparable sales % change[1]	(3.3)%	(5.5)%
Operating Income
GAAP operating income as a % of revenue	3.5%	3.3%
Non-GAAP operating income as a % of revenue	3.8%	3.4%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.13	$1.11
Non-GAAP diluted EPS	$1.20	$1.15

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Today we are reporting better-than-expected Q1 profitability,” said Corie Barry, Best Buy CEO. “Through strong execution, we continued to manage our profitability while at the same time preparing for future growth. We made progress on our FY25 priorities, grew our paid membership base and drove improvements in our customer experiences.”

Barry continued, “The mix of macro factors continued to create a challenging sales environment for our category during the quarter and our sales were slightly softer than our expectations. We will continue to navigate the environment while remaining focused and energized about our purpose to Enrich Lives through Technology. There is exciting new innovation ahead and we intend to strengthen our position in key categories like computing, home theater and major appliances through our differentiated experiences, pointed marketing spend and competitive pricing.”

FY25 Financial Guidance

“As we look to the rest of the year, we continue to expect sequential improvement in our comparable sales performance, however, we believe we are trending towards the midpoint of our annual comparable sales guidance,” said Matt Bilunas, Best Buy CFO. “Even at the midpoint of the comparable sales guidance, we expect to deliver profitability at the high end of our non-GAAP operating income rate guidance due to a higher gross profit rate in our membership and services offerings.”

Bilunas continued, “For Q2 FY25, we expect comparable sales to decline by approximately 3% and our non-GAAP operating income rate to be approximately 3.5%.”

Best Buy’s guidance for FY25 is the following:

•	Revenue of $41.3 billion to $42.6 billion
•	Comparable sales[1] of (3.0%) to 0.0%
•	Enterprise non-GAAP operating income rate[2] of 3.9% to 4.1%
•	Non-GAAP effective income tax rate[2] of approximately 25.0%
•	Non-GAAP diluted EPS[2] of $5.75 to $6.20
•	Capital expenditures of approximately $750 million

Note: FY25 has 52 weeks compared to 53 weeks in FY24. The company estimates the impact of the extra week in Q4 FY24 added approximately $735 million in revenue, approximately 15 basis points of non-GAAP operating income rate and approximately $0.30 of non-GAAP diluted EPS to the full-year results.

Domestic Segment Q1 FY25 Results

Domestic Revenue

Domestic revenue of $8.20 billion decreased 6.8% versus last year primarily driven by a comparable sales decline of 6.3%.

From a merchandising perspective, the largest drivers of the comparable sales decline on a weighted basis were appliances, home theater, gaming and mobile phones. These drivers were partially offset by growth in the services and laptop categories.

Domestic online revenue of $2.52 billion decreased 6.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 30.8% versus 30.5% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.4% versus 22.6% last year. The higher gross profit rate was primarily due to improved financial performance from the company’s services category, including its membership offerings, which was partially offset by lower product margin rates and lower profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A expenses were $1.60 billion, or 19.5% of revenue, versus $1.71 billion, or 19.4% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.59 billion, or 19.4% of revenue, versus $1.69 billion, or 19.2% of revenue, last year. Both GAAP and non-GAAP SG&A decreased due to: (1) lower employee compensation expense, which was primarily store payroll; (2) reduced vehicle rental costs; and (3) lower expenses across multiple other areas. These decreases were partially offset by higher technology expense.

International Segment Q1 FY25 Results

International Revenue

International revenue of $644 million decreased 3.3% versus last year driven by a comparable sales decline of 3.3%.

International Gross Profit Rate

International gross profit rate was 22.8% versus 23.7% last year. The lower gross profit rate was primarily due to lower product margin rates.

International SG&A

International SG&A expenses were $139 million, or 21.6% of revenue, versus $138 million, or 20.7% of revenue, last year.

Restructuring Charges

The company incurred $15 million of restructuring charges in Q1 FY25, primarily related to employee termination benefits associated with an enterprise-wide restructuring initiative that commenced in Q4 FY24. The company does not expect to incur material future restructuring charges related to this initiative. Consistent with prior practice, restructuring charges are excluded from the company’s non-GAAP results.

Share Repurchases and Dividends

In Q1 FY25, the company returned a total of $252 million to shareholders through dividends of $202 million and share repurchases of $50 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.94 per common share. The quarterly dividend is payable on July 11, 2024, to shareholders of record as of the close of business on June 20, 2024.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 30, 2024. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income rate, non-GAAP effective income tax rate, and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and intangible asset impairments; gains and losses on sales of subsidiaries and certain investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items.

Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, jobless rates and effects related to the conflicts in Eastern Europe and the Middle East or other geopolitical events); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components of our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; risks associated with vendors that source products outside the U.S.; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and failure to meet financial-performance guidance or other forward-looking statements. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended
May 4, 2024		April 29, 2023
Revenue	$8,847	$9,467
Cost of sales	6,783	7,317
Gross profit	2,064	2,150
Gross profit %	23.3%	22.7%
Selling, general and administrative expenses	1,737	1,848
SG&A %	19.6%	19.5%
Restructuring charges	15	(9)
Operating income	312	311
Operating income %	3.5%	3.3%
Other income (expense):
Investment income and other	25	21
Interest expense	(12)	(12)
Earnings before income tax expense and equity in income (loss) of affiliates	325	320
Income tax expense	80	75
Effective tax rate	24.7%	23.3%
Equity in income (loss) of affiliates	1	(1)
Net earnings	$246	$244

Basic earnings per share	$1.14	$1.11
Diluted earnings per share	$1.13	$1.11

Weighted-average common shares outstanding:
Basic	216.2	218.9
Diluted	217.2	219.9

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 4, 2024	April 29, 2023
Assets
Current assets:
Cash and cash equivalents	$1,214	$1,030
Receivables, net	770	860
Merchandise inventories	5,225	5,219
Other current assets	544	653
Total current assets	7,753	7,762
Property and equipment, net	2,196	2,321
Operating lease assets	2,771	2,694
Goodwill	1,383	1,383
Other assets	649	528
Total assets	$14,752	$14,688

Liabilities and equity
Current liabilities:
Accounts payable	$4,664	$4,874
Unredeemed gift card liabilities	242	256
Deferred revenue	923	1,015
Accrued compensation and related expenses	380	364
Accrued liabilities	812	759
Current portion of operating lease liabilities	613	625
Current portion of long-term debt	15	15
Total current liabilities	7,649	7,908
Long-term operating lease liabilities	2,222	2,128
Long-term debt	1,134	1,155
Long-term liabilities	665	704
Equity	3,082	2,793
Total liabilities and equity	$14,752	$14,688

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 4, 2024	April 29, 2023
Operating activities
Net earnings	$246	$244
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation and amortization	219	237
Restructuring charges	15	(9)
Stock-based compensation	38	38
Other, net	12	14
Changes in operating assets and liabilities:
Receivables	168	279
Merchandise inventories	(273)	(86)
Other assets	(8)	(17)
Accounts payable	43	(790)
Income taxes	13	46
Other liabilities	(317)	(287)
Total cash provided by (used in) operating activities	156	(331)

Investing activities
Additions to property and equipment	(152)	(204)
Other, net	(15)	-
Total cash used in investing activities	(167)	(204)

Financing activities
Repurchase of common stock	(50)	(79)
Dividends paid	(202)	(202)
Total cash used in financing activities	(252)	(281)

Effect of exchange rate changes on cash and cash equivalents	(3)	(5)
Decrease in cash, cash equivalents and restricted cash	(266)	(821)
Cash, cash equivalents and restricted cash at beginning of period	1,793	2,253
Cash, cash equivalents and restricted cash at end of period	$1,527	$1,432

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
Domestic Segment Results	May 4, 2024	April 29, 2023
Revenue	$8,203	$8,801
Comparable sales % change	(6.3)%	(10.4)%
Comparable online sales % change	(6.1)%	(12.1)%
Gross profit	$1,917	$1,992
Gross profit as a % of revenue	23.4%	22.6%
SG&A	$1,598	$1,710
SG&A as a % of revenue	19.5%	19.4%
Operating income	$303	$290
Operating income as a % of revenue	3.7%	3.3%

Domestic Segment Non-GAAP Results[1]
Gross profit	$1,917	$1,992
Gross profit as a % of revenue	23.4%	22.6%
SG&A	$1,592	$1,690
SG&A as a % of revenue	19.4%	19.2%
Operating income	$325	$302
Operating income as a % of revenue	4.0%	3.4%

	Three Months Ended
International Segment Results	May 4, 2024	April 29, 2023
Revenue	$644	$666
Comparable sales % change	(3.3)%	(5.5)%
Gross profit	$147	$158
Gross profit as a % of revenue	22.8%	23.7%
SG&A	$139	$138
SG&A as a % of revenue	21.6%	20.7%
Operating income	$9	$21
Operating income as a % of revenue	1.4%	3.2%

International Segment Non-GAAP Results[1]
Gross profit	$147	$158
Gross profit as a % of revenue	22.8%	23.7%
SG&A	$139	$138
SG&A as a % of revenue	21.6%	20.7%
Operating income	$8	$20
Operating income as a % of revenue	1.2%	3.0%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 4, 2024	April 29, 2023	May 4, 2024	April 29, 2023
Computing and Mobile Phones	44%	42%	(2.2)%	(13.3)%
Consumer Electronics	29%	29%	(8.3)%	(9.8)%
Appliances	13%	15%	(18.5)%	(15.5)%
Entertainment	6%	7%	(11.3)%	3.8%
Services	7%	6%	9.0%	12.0%
Other	1%	1%	18.2%	(12.1)%
Total	100%	100%	(6.3)%	(10.4)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	May 4, 2024	April 29, 2023	May 4, 2024	April 29, 2023
Computing and Mobile Phones	50%	47%	0.7%	(3.6)%
Consumer Electronics	27%	28%	(6.6)%	(9.1)%
Appliances	9%	9%	2.0%	(11.7)%
Entertainment	7%	9%	(22.9)%	12.0%
Services	6%	5%	5.0%	(11.2)%
Other	1%	2%	(13.4)%	(19.0)%
Total	100%	100%	(3.3)%	(5.5)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and intangible asset impairments, price-fixing settlements, gains and losses on subsidiaries and certain investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	May 4, 2024			April 29, 2023
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,598	$139	$1,737	$1,710	$138	$1,848
% of revenue	19.5%	21.6%	19.6%	19.4%	20.7%	19.5%
Intangible asset amortization[1]	(6)	-	(6)	(20)	-	(20)
Non-GAAP SG&A	$1,592	$139	$1,731	$1,690	$138	$1,828
% of revenue	19.4%	21.6%	19.6%	19.2%	20.7%	19.3%

Operating income	$303	$9	$312	$290	$21	$311
% of revenue	3.7%	1.4%	3.5%	3.3%	3.2%	3.3%
Intangible asset amortization[1]	6	-	6	20	-	20
Restructuring charges[2]	16	(1)	15	(8)	(1)	(9)
Non-GAAP operating income	$325	$8	$333	$302	$20	$322
% of revenue	4.0%	1.2%	3.8%	3.4%	3.0%	3.4%

Effective tax rate			24.7%			23.3%
Intangible asset amortization[1]			-%			0.1%
Non-GAAP effective tax rate			24.7%			23.4%

	Three Months Ended			Three Months Ended
	May 4, 2024			April 29, 2023
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
Diluted EPS			$1.13			$1.11
Intangible asset amortization[1]	$6	$4	0.02	$20	$15	0.07
Restructuring charges[2]	15	11	0.05	(9)	(7)	(0.03)
Non-GAAP diluted EPS			$1.20			$1.15

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges related to employee termination benefits and subsequent adjustments from higher-than-expected employee retention associated with enterprise-wide restructuring initiatives.

(3)The non-GAAP adjustments primarily relate to the U.S. As such, the income tax charge on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	May 4, 2024[1]	April 29, 2023[1]
Net earnings	$1,243	$1,322
Total assets	15,909	16,242
ROA	7.8%	8.1%

Non-GAAP Return on Investment ("ROI")	May 4, 2024[1]	April 29, 2023[1]
Numerator
Operating income	$1,575	$1,644
Add: Non-GAAP operating income adjustments[2]	224	221
Add: Operating lease interest[3]	114	114
Less: Income taxes[4]	(469)	(485)
Add: Depreciation	858	847
Add: Operating lease amortization[5]	660	664
Adjusted operating income after tax	$2,962	$3,005

Denominator
Total assets	$15,909	$16,242
Less: Excess cash[6]	(330)	(264)
Add: Accumulated depreciation and amortization[7]	5,167	5,110
Less: Adjusted current liabilities[8]	(8,355)	(8,853)
Average invested operating assets	$12,391	$12,235

Non-GAAP ROI	23.9%	24.6%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges and intangible asset amortization. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.